Exhibit 5.1

February 5, 2015

WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190

Ladies and Gentlemen:
We have acted as special counsel to WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering from time to time by selling shareholders named in the Registration Statement (the “Selling Shareholders) of (i) shares of the Corporation’s common stock, par value $0.01 per share (the “Voting Stock”), and (ii) shares of the Corporation’s non-voting common stock, Series A, $0.01 par value per share (the “Non-Voting Stock” and, together with the Voting Stock, the “Common Stock”). We have been asked by the Corporation to render this opinion.
We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Incorporation of the Corporation, as amended to date, (c) the Bylaws of the Corporation, as amended to date, (d) the Investment Agreements, dated December 30, 2014, by and between the Corporation and the Selling Shareholders, (e) certain resolutions adopted by the Board of Directors of the Corporation, and (f) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Corporation and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders are, and upon sale will continue to be, validly issued, fully paid and nonassessable.
The foregoing opinion is based on and is limited to the law of the Commonweath of Virginia and we render no opinion with respect to the law of any other jurisdiction.

WashingtonFirst Bankshares, Inc.
February 5, 2015

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP